Exhibit 99.1

News Release

Contact:                  David Amy, EVP & CFO
Lucy Rutishauser, VP Corporate Finance & Treasurer
(410) 568-1500

Sinclair Broadcast Group Announces Private Securities Offerings

                BALTIMORE (May 14, 2003) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced today a proposed private offering of $100 million Senior Subordinated Notes (the “Senior Subordinated Notes”) and a proposed private offering of $100 million Convertible Senior Subordinated Notes (plus an option to be granted to certain initial purchasers to acquire an additional $20 million of the convertible notes) (the “Convertible Notes”).

                The Senior Subordinated Notes would be an add-on issuance under the indenture relating to Sinclair’s existing 8% Senior Subordinated Notes due 2012.  The Senior Subordinated Notes would be offered only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended) and/or to non-U.S. persons pursuant to Regulation S under the 1933 Act.

                The Convertible Notes would mature in 2018 and would be convertible into Class A common shares of Sinclair Broadcast Group, Inc. at the option of the holder upon certain circumstances and at a fixed conversion rate.  The Convertible Notes would be offered only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended) and/or to non-U.S. persons pursuant to Regulation S under the 1933 Act.

                Sinclair intends to use the net proceeds of the proposed private offerings, together with available cash on hand and/or bank debt, to finance the repurchase or redemption of its existing 11.625% High Yield Trust Offering Preferred Securities (“HYTOPS”) due March 15, 2009.  The Senior Subordinated Notes and the Convertible Notes would be marketed concurrently, but are not conditioned upon each other.

                The Senior Subordinated Notes, the Convertible Notes and the shares of class A common stock issuable upon conversion of the Convertible Notes proposed to be offered by Sinclair have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the proposed Senior Subordinated Notes or the Convertible Notes.

Forward-Looking Statements:

                The matters discussed in this press release include forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the impact of changes in national and regional economies and the credit markets and the risk factors set forth in the Company’s most recent report on Form 10-K, as amended, filed with the Securities and Exchange Commission on May 9, 2003.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

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